UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2015

PERVASIP CORP.

(Exact name of registrant as specified in its charter)

New York	000-04465	13-2511270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

430 North Street

White Plains, NY 10605

 (Address of principal executive offices)

(914) 750-9339

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 14, 2015 Pervasip Corp. (the “Company”) entered into a Securities Purchase Agreement (“SPA”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership, as lender (“TCA”).  Pursuant to the SPA, TCA agreed to loan the Company up to a maximum of $5 million for working capital and general operating expenses.  An initial amount of $500,000 was funded by TCA on October 14, 2015.  Any additional funding to be provided to the Company under the SPA shall be at the discretion of TCA.

The amounts borrowed pursuant to the SPA are evidenced by a Senior Secured, Convertible, Redeemable Debenture (the “Debenture”). The repayment of the Debenture is secured by a first position security interest in substantially all of the Company’s assets in favor of TCA, as evidenced by a security agreement by and between the Company and TCA and a first position security interest in substantially all of the Company’s subsidiaries’ assets in favor of TCA, The Company also pledged the stock it owns in its subsidiaries.  The Debenture is in the original principal amount of $500,000, matures on April 14, 2017 and bears interest at the rate of 18% per annum. Interest and principal payments are due in monthly installments beginning in November 2015 and February 2016, respectively.

Upon the occurrence of an event of default, TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Debenture into shares of the Company’s common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of the Company’s common stock during the five trading days immediately prior to the applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of the Company’s outstanding common stock upon any conversion.

As further consideration for TCA entering into and structuring the SPA, the Company paid TCA an advisory fee of $175,000 by issuing to TCA 17,500 shares of its Series I convertible preferred stock. Additionally, the Company issued 51 shares of its Series J preferred stock to TCA, which gives TCA voting control of the Company if the Company is in default of any agreement with TCA.

For all the terms and conditions of the SPA and the Debenture described above, reference is hereby made to such agreement and debenture annexed hereto as Exhibit 10.1, and Exhibit 4.1, respectively. All statements made herein concerning the foregoing SPA and Debenture are qualified by reference to said exhibits.

Item 1.02. Termination of a Material Definitive Agreement.

The Company used $70,000 of the proceeds of the TCA funding to make its final payment on past due notes payable to LV Administrative Services, Inc. (“LV”). This payment satisfies all remaining debt payable to LV, which amounted to $1,859,582 at August 31, 2015. Consequently, the Company recorded a troubled debt restructuring gain of approximately $1,790,000 in conjunction with the termination of the notes payable.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 3.02.

The aforementioned sale of securities, were issued in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of our securities pursuant to Section 4(2) of the Act on the basis that their issuance did not involve a public offering, no underwriting fees or commissions were paid by us in connection with such sale and TCA represented to us that it was an “accredited investor,” as defined in the Act.

Item 9.01  Financial Statements and Exhibits.

Exhibits
4.1 10.1

Convertible Promissory Note dated October 14, 2015 in the principal amount of $500,000 payable to TCA Global Credit Master Fund, LP.

Securities Purchase Agreement dated October 14, 2015 by and between Pervasip Corp. and TCA Global Credit Master Fund, LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERVASIP CORP.

Date: October 20, 2015	By:	/s/ Paul H. Riss
Name: Paul H. Riss
Title: Chief Executive Officer